Contact Gold Corp.

(an exploration-stage company)

Management's Discussion and Analysis

For the three and nine months ended September 30, 2020

Management's Discussion and Analysis of Financial Condition and Results of Operations

The Management's Discussion of Financial Condition and Results of Operations (the "MD&A") is dated August 25, 2020, and provides an analysis of, and should be read in conjunction with the accompanying financial statements and related notes thereto for the three and nine months ended September 30, 2020, and 2019 (together, the "Interim Financial Statements"), and other corporate filings, including the Company's Annual Information Form for the year ended December 31, 2019, dated March 30, 2020 (the "AIF"), each of which is available under the Company's profile on SEDAR at www.sedar.com.

Our reporting currency is the Canadian dollar ("CAD"), and all amounts in this MD&A are expressed in Canadian dollars, unless otherwise stated.  Amounts in United States dollars are expressed as "USD".  As at September 30, 2020, the indicative rate of exchange, per $1.00 as published by the Bank of Canada, was USD 0.7497 (USD 0.7699 at December 31, 2019).

Pursuant to a decision document dated December 24, 2019 (2019 BCSECCOM 451) issued by the British Columbia Securities Commission (as principal regulator) and the Ontario Securities Commission under National Policy 11-203 - Process for Exemptive Relief Applications in Multiple Jurisdictions (the "Order"), the Company has been granted an exemption by the Canadian securities commissions in each of the provinces and territories in which Contact Gold is a reporting issuer from having to file financial statements prepared in accordance with from International Financial Reporting Standards ("IFRS"), and audited pursuant to Canadian auditing standards. Further to the Order, the Company changed the body of accounting standards used to prepare its financial statements from IFRS, to United States generally accepted accounting principles ("US GAAP"); the first period of which is for, and as at, the year ended December 31, 2019.  Prior period, and interim period financial information filed on SEDAR prior to the date of this MD&A was prepared in accordance with IFRS.  US GAAP differs in some respects from IFRS and thus may not be comparable to financial statements of Canadian companies that are prepared in accordance with IFRS.  Although the Company has sought to align its accounting treatment and disclosures to align with those required under IFRS and US GAAP so as to minimize the differences, this MD&A does not include any explanation of the principal differences or any reconciliation between IFRS and US GAAP.

Note Regarding Forward Looking Statements

This MD&A contains forward-looking statements reflecting our current expectations, and projections about the Company's future results, performance, liquidity, financial condition, prospects and opportunities and are based upon information currently available to the Company and our management and our interpretation of what is believed to be significant factors affecting the businesses, including many assumptions regarding future events.  Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of risks and uncertainties, including those discussed in the sections entitled "Risk Factors," "Cautionary Statement Regarding Forward-Looking Statements," and elsewhere in the AIF.

Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "should," "expect," "anticipate," "estimate," "believe," "intend, " or "project" or the negative of these words or other variations on these words or comparable terminology. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this MD&A will in fact occur. Actual results, performance, liquidity, financial condition, prospects and opportunities could differ materially from those expressed in, or implied by, these forward-looking statements as a result of various risks, uncertainties and other factors.

The specific discussions herein about the Company include financial projections and future estimates and expectations about the Company's business. The projections, estimates and expectations are presented in this report only as a guide about future possibilities and do not represent actual amounts or assured events. All the projections and estimates are based exclusively on our management's own assessment of our business, the industry in which we work and the economy at large and other operational factors, including capital resources and liquidity, financial condition, fulfillment of contracts and opportunities. The actual results may differ significantly from the projections.

Potential investors should not place undue reliance on any forward-looking statements. Except as expressly required by the securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

Use of Terms

Except as otherwise indicated by the context and for the purposes of this report only, references in this MD&A to "we," "us," "our" or "the Company", refer to Contact Gold Corp., a Nevada corporation.

Overview

Contact Gold is a gold exploration company focused on making district-scale gold discoveries in Nevada.

The Company was incorporated under the Business Corporations Act (Yukon) on May 26, 2000, and was continued under the Business Corporations Act (British Columbia) on June 14, 2006.  On June 7, 2017, the Company closed a series of transactions (the "Transactions"), including i) a reverse acquisition (the "RTO") of Carlin Opportunities Inc. ("Carlin"), a private British Columbia company, ii) a share consolidation, and iii) the acquisition (the "Clover Acquisition") of a 100% interest in Clover Nevada II LLC ("Clover"), an entity holding mineral property interests in Nevada (the "Contact Properties"). Contact Gold was continued under the laws of the State of Nevada when the Transactions closed, and began trading on the TSX Venture Exchange ("TSXV") under the symbol "C" on June 15, 2017.  The Company's common shares were listed for trading on the OTCQB, under the symbol "CGOL", on May 19, 2020.

Recent Developments

  Began drill program at the past-producing Green Springs gold property in Nevada ("Green Springs") in early September.    Assays are pending for all holes drilled to date in the 2020 exploration program
  Closed a public offering of units ("Units") raising aggregate gross proceeds of $14.77 million (the "2020 Offering")
  Completed a $13.54 million private placement financing with Waterton Nevada (the "Redemption Placement"),
  Concurrent with closing of the Offering and the Redemption Placement, redeemed all of the issued shares of preferred stock ("Preferred Shares")

Mineral Properties

The Contact Properties are on Nevada's Carlin, Independence, Northern Nevada Rift, and Cortez gold trends which host numerous gold deposits and mines.  Contact Gold controls a significant land position comprising target-rich mineral tenure which hosts numerous known gold occurrences, ranging from early- to advanced-exploration and resource definition stage. As at the date of this MD&A, the Contact Properties encompass approximately 140 km2.

During the year ended December 31, 2019, the Company entered into an agreement providing the Company with the option to purchase a 100% interest in Green Springs, on the southern extension of the Cortez and Carlin Trends.  An initial RC drilling program was completed during the fourth quarter of 2019, the results of which have all been released.  The 2020 RC and core drilling program is currently underway.

None of the Company's properties have any known body of commercial ore or any established economic deposit; all are currently in the exploration stage.  Expenditures directly attributable to the acquisition of mineral property interests have been capitalized; staking costs, related land claims fees paid and ongoing exploration expenditures, have been expensed.  Mineral property expenditures on the Contact Properties are summarized in this MD&A.

a) Pony Creek

The Pony Creek gold property ("Pony Creek") is located within the Pinion Range, in western Elko County, Nevada, south of the Railroad-Pinion project ("Pinion") operated by Gold Standard Ventures ("GSV").  The Pony Creek property encompasses approximately 82 km2 in the southern portion of Nevada's Carlin gold trend; and hosts multiple near-surface oxide and deeper high-grade gold occurrences and targets supported by extensive exploration databases.  At the time of the Clover Acquisition, large areas of prospective geological setting at Pony Creek had never been sampled or explored, particularly where the newly-recognized host horizons at the nearby Pinion project are exposed.  Prior to acquisition by Contact Gold, no drilling had been conducted at Pony Creek in 10 years. All of the targets advanced to date are in the northern part of the property, with a significant area believed to be on-strike yet to be explored toward the south.

The Company has encountered gold mineralization in 108 of the 117 holes drilled (including those lost before planned depth).  The majority of these drill holes are step-outs from the historical mineral resource estimate area at the property's Bowl Zone.  Data review, target refinement and advancement of the geological model are ongoing.

The receipt of an approved Plan of Operations permit was a key milestone for Pony Creek.  The approved Plan of Operations permit provides a significant amount of permitted disturbance to follow up on multiple targets, including the Bowl Zone, the Appaloosa Zone, the Stallion Zone, the Elliott Dome target, the Mustang target, the Palomino target, the DNZ target, and the Pony Spur zone.  The Company expects to resume drilling in 2021 following completion of drilling at Green Springs, and as weather conditions and access at Pony Creek improve.

There is a 3% net smelter returns royalty ("NSR") on those claims that comprise Pony Creek acquired from Waterton Nevada Splitter, LLC ("Waterton Nevada"), a related party to the Company. The Company determined to allow a 1% buy-down option of this NSR to lapse on February 7, 2020 when such option expired.  In addition to a 2% NSR awarded to the vendor on the acquisition of East Bailey, there is a 3% NSR over certain of the East Bailey claims, up to 2% of which can be bought-back for USD 1,000,000 per 1% increment.  Advance royalty payments are also due annually; the amount paid for the forthcoming year was USD20,000.

Details of exploration and evaluation activities incurred and expensed by Contact Gold at Pony Creek, including non-cash items, are as follows:

	For the period from
	January 1, to September 30, 2020	January 1, to September 30, 2019
Land claims fees	$214,050	$239,639
Wages and salaries, including share-based compensation	$132,898	$571,572
Geological contractors/consultants & related crew care costs	$49,135	$443,634
Permitting and environmental monitoring	$25,545	$42,400
Drilling, assaying & geochemistry	$637	$716,237
Expenditures for the period	$422,265	$2,013,482
Cumulative balance	$10,451,541	$9,821,002
Drill metres completed	1,258	4,660

Additional information about Pony Creek is summarized in a technical report prepared in accordance with NI 43-101, Standards of Disclosure for Mineral Projects ("NI 43-101"), entitled "NI 43-101 Technical Report on the Pony Creek Project, Elko County, Nevada, USA" (the "Pony Technical Report"), prepared for Contact Gold, with an effective date of October 16, 2018, and dated October 22, 2018, as prepared by Vance Spalding, C.P.G; VP Exploration of Contact Gold, and can be viewed under Contact Gold's issuer profile on the document filing and retrieval system for Canadian publicly-listed companies known as SEDAR at www.sedar.com.

b) Green Springs

On July 23, 2019, Contact Gold and Clover entered into a purchase option agreement (the "Green Springs Option") with subsidiaries of Ely Gold Royalties Inc. ("Ely Gold"), whereby Clover shall have an option to purchase a 100% interest in Green Springs.  The addition of Green Springs provided the Company with another advanced exploration property hosting a Carlin-type gold system.

Green Springs is located at the southern end of Nevada's Cortez Trend, 60 kilometres ("km") southwest of the historic mining centre of Ely, Nevada in a region hosting numerous producing and past-producing Carlin-type gold deposits. Green Springs is approximately 10 km east of Fiore Gold's Gold Rock Project, 10 km south of Waterton Nevada's Mt. Hamilton gold deposit and 20 km southeast of Fiore Gold's producing Pan Mine. Other deposits/past producers in the region include Illipah (Waterton Nevada) and Griffon (Fremont Gold). The Bald Mountain mine complex operated by Kinross Gold is located 45 km to the north of Green Springs.

Green Springs is subject to a valid Plan of Operations to perform exploration, comprising 75 acres which will permit a drill program to test multiple targets within the consolidated land package.

Contact Gold issued 2,000,000 shares of common stock in the capital of the Company ("Contact Shares") and paid USD 25,000 ($32,855) in cash to Ely Gold to secure the Green Springs property in 2019. The Company also paid Ely Gold an additional USD 6,125 ($8,049) as reimbursement for Claims Maintenance fees relating to the initial period.  On July 23, 2020, the Company issued an additional 362,941 Contact Shares (at a deemed price of $0.185) to Ely Gold in satisfaction of the US$50,000 first anniversary payment due under the Green Spring Option agreement.

Total additional consideration to satisfy the Green Springs Option is as follows:

  USD 50,000     second anniversary
  USD 50,000     third anniversary
  USD 100,000   fourth anniversary

Anniversary payment amounts may be made in cash or in Contact Shares at Contact Gold's election, subject to regulatory and contractual minimum values of the Contact Shares.  Payment of all amounts can be accelerated and completed at any time.  Certain claims within Green Springs are the subject of lease agreements with third-parties, one of which requires an annual USD 25,000 payment, whilst the other (payable in June of each year) requires an annual payment in cash equal to the value of 20 ounces of gold.  Existing royalties at Green Springs range from 3% to 4.5% based on underlying agreements.

The Company has recently embarked on a planned 7,000 metre drill program, designed to test the under-explored Pilot Shale beneath the 2.5 km mine trend, as well as greenfields targets to the East and North of the mine trend.  In general, the program is focused on high confidence step out holes on known zones of Chainman and Pilot Shale hosted gold mineralization.  Drilling continues with assay results pending from 26 RC holes, and 7 core holes completed as at the date of this MD&A.

Results from the 2019 drill program at the Alpha and Echo zones illustrate a Carlin-type gold system with oxide gold grades meaningfully higher than the surrounding operations on the Carlin and Cortez Trends. The Alpha and Echo zones are separated by over 4 km.  Assay results also indicate that gold mineralization in the property's "Echo" and "Charlie" zones are entirely oxidized and averages between 96% - 100% gold recoveries in cyanide solubility tests compared to Fire Assay/Atomic Absorption gold values.

Details of exploration and evaluation activities incurred and expensed by Contact Gold at Green Springs, including non-cash items since acquiring the Green Springs Option, are as follows:

	For the period from January 1, 2020, to September 30, 2020	For the period from January 1, 2019, to September 30, 2019
Drilling, assaying & geochemistry	$ 519,038	$ 8,474
Wages and salaries, including share-based compensation	221,123	42,858
Geological contractors/consultants & related crew care costs	124,884	16,234
Land claims fees	123,427	12,162
Permitting and environmental monitoring	1,138	0
Expenditures for the period	$ 989,610	$ 79,728
Cumulative balance	$ 1,454,918	$ 79,728

Additional information about Green Springs is summarized in a technical report prepared in accordance with NI 43-101, entitled "Technical Report for the Green Spring Project, White Pine County Nevada, United States of America" (the "Green Springs Technical Report"), prepared for Contact Gold, with an effective date of June 12, 2020, and dated August 5, 2020, as prepared by John Read, C.P.G., and can be viewed under Contact Gold's issuer profile on SEDAR at www.sedar.com.

c) Cobb Creek

Upon closing of the Transactions in June 2017, Contact Gold acquired a 49% interest in Cobb Creek. The Company consolidated its interest on November 7, 2017 by agreeing to make six annual payments of USD 30,000 in cash to a private individual (the "Cobb Counterparty") with whom a 2002 partnership agreement had previously been made.  Associated acquisition costs of $156,040 had been capitalized to Cobb Creek for this incremental 51% interest. The obligation to make the annual payments was recorded as a financial liability at amortized cost, and has been accreted up, and adjusted for foreign currency exchange, each subsequent period.

By an agreement dated September 27, 2019, Clover subsequently agreed to farm-out 100% of its interest in Cobb Creek (the "Cobb Creek Option") to Fremont Gold Ltd. and its U.S. subsidiary (together, "Fremont").  The Company received 750,000 common shares of Fremont ("Fremont Shares") as an initial payment, and in January 2020 was reimbursed an amount of USD 65,569 ($85,320) for certain claims-related holding costs.  The Company was also reimbursed for the prorated November 2018 and November 2019 payment to the Cobb Counterparty made by the Company on behalf of Fremont.

Pursuant to the Cobb Creek Option, and for so long as it remains in good standing, the Company has assigned its agreement with the Cobb Counterparty, and all associated obligations to Fremont.

In satisfaction of the first anniversary payment obligation under the Cobb Creek Option, Fremont issued 750,000 Fremont Shares to the Company on September 25, 2020.  The Fremont Shares were valued at USD$50,388 ($67,500) on receipt.  Contact Gold agreed to defer the first anniversary cash payment to December 31, 2020, and also agreed to reduce the amount payable by Fremont from USD 30,000 to USD 15,000 in exchange for 500,000 additional Fremont Shares (the "Additional Shares").  The Additional Shares were issued to the Company on October 26, 2020, the value of which is reflected as a receivable on September 30, 2020.

In order to keep the Cobb Creek Option in good standing, and to complete the acquisition of Cobb Creek, Fremont must keep all claims in good standing, make the annual payments to the Cobb Counterparty, and remit the following remaining consideration to the Company:

Anniversary 2 (Year 3)	USD 20,000
Anniversary 3 (Year 4)	USD 20,000
Anniversary 4 (Year 5)	USD 25,000
Anniversary 5 (Year 6)	USD 35,000
Anniversary 6 (Year 7)	USD 45,000
Anniversary 7 (Year 8)	USD 55,000
Anniversary 8 (Year 9)	USD 65,000
Anniversary 9 (Year 10)	USD 75,000

The carrying value of Cobb Creek at September 26, 2019 (immediately prior to execution of the Cobb Creek Option) was: $288,537.  The value of the consideration received and receivable to date has been applied against the property's carrying value. The recovery of a previously recognized DTL of $5,338 has been recognized to the statement of loss and comprehensive loss.  The reimbursement of claims-related fees for the current period were applied against the balance previously recognized as prepaid Claims Maintenance fees (as defined in this MD&A).

Upon completion of the farm-out, Fremont will award to Clover a 2.0% NSR on Cobb Creek.  There is no other NSR on Cobb Creek.

d) Portfolio

The remaining Contact Properties, described herein as the "Portfolio properties", are situated along the Carlin, Independence, and Northern Nevada Rift Trends, well known mining areas in the state of Nevada.  The Portfolio properties each carry an NSR of either 3% or 4%.  For the nine months ended September 30, 2020, expenditures, including non-cash items incurred in aggregate on the portfolio properties totaled $0.04 million (nine months ended September 30, 2019: $0.16 million).

An expense of $1,381,434 was recognized as an impairment in the year ended December 31, 2019 further to the decision to abandon the "Dry Hills" and "Rock Horse" properties in their entirety.

A third-party holds a right of first offer ("ROFO") on certain of the Portfolio properties.

Selected Financial Information

Management is responsible for, and the Board approved, the Interim Financial Statements.  Except as noted, we followed the significant accounting policies presented in Note 2 - Summary of Significant Accounting Policies contained in the audited financial statements of the Company as at and for the year ended December 31, 2019 (the "AFS") consistently throughout all periods summarized in this MD&A.  Contact Gold operates in one segment - the exploration of mineral property interests.

Management has determined that Contact Gold and Carlin have a CAD functional currency because each finance activities and incur expenses primarily in Canadian dollars. Clover has a USD functional currency reflecting the primary currency in which it incurs expenditures, and in which it receives funding from Contact Gold. Contact Gold's presentation currency is Canadian dollars.  Accordingly, and as Contact Gold's most significant balances are assets held by Clover, each reporting period will likely include a foreign currency adjustment as part of accumulated other comprehensive loss (gain).

Selected Statement of Loss and Comprehensive Loss Data

The following table and discussion provide selected financial information from, and should be read in conjunction with, the Interim Financial Statements.

Statements of Loss and Comprehensive (Gain) Loss	Three months ended September 30, 2020	Three months ended September 30, 2019	Nine months ended September 30, 2020	Nine months ended September 30, 2019
Loss before income taxes	$5,186,995	$2,159,347	$8,581,051	$7,670,438
Tax recovery	$-	$-	$-	$(69,072)
Other comprehensive (gain) loss	$816,076	$(441,761)	$(1,008,182)	$1,193,661
Comprehensive loss	$6,003,071	$1,717,586	$7,572,869	$8,795,027

Discussion of Operations

Other comprehensive (gain) loss in each period reflects primarily the translation of the USD-denominated values of Clover's assets and liabilities for consolidation purposes.

Exploration and evaluation expenditures

Exploration and evaluation expenditures incurred by Contact Gold, including the amortization of land claim maintenance fees paid annually to the United States' Department of Interior's Bureau of Land Management (the "BLM") and similar fees paid to various Nevada Counties (together, "Claims Maintenance fees"), have been expensed in the statements of loss and comprehensive loss.

Details of exploration and evaluation activities, and related expenditures incurred are as follows:

	Nine months ended
	September 30, 2020	September 30, 2019
Drilling, assaying & geochemistry	$519,676	$724,710
Wages and salaries, including share-based compensation	369,371	642,180
Amortization of Claims Maintenance fees	413,801	451,204
Geological contractors/consultants & related crew care costs	175,496	484,586
Permitting and environmental monitoring	26,683	42,400
Property evaluation and data review	-	36,179
Expenditures for the period	$1,505,027	$2,381,259
Cumulative balance	$13,253,783	$11,091,333

Details of exploration and evaluation expenditures incurred and expensed on the Contact Properties are as follows:

	Nine months ended
	September 30, 2020	September 30, 2019
Pony Creek	$422,265	$2,013,482
South Carlin Projects	48,239	68,264
Green Springs	989,610	79,728
Cobb Creek	1,381	45,116
Portfolio properties	43,532	138,490
Property evaluation and data review	-	36,179
Expenditures for the period	$1,505,027	$2,381,259
Cumulative balance	$13,253,783	$11,091,333

Preferred Stock Redemption: On June 7, 2017, as partial consideration for the Clover Acquisition, the Company issued 11,111,111 Preferred Shares with an aggregate face value denominated in USD of 11,100,000 (the "Face Value") ($15,000,000, converted using the Bank of Canada indicative exchange rate on the date prior to issuance of USD 0.74), maturing five years from the date of issuance (the "Maturity Date"), and carrying a cumulative cash dividend accruing at 7.5% per annum (the "Dividend"), to Waterton Nevada (the Face Value, and the sum of the accrued Dividend amount together being the "Redemption Amount").

The Company bifurcated the value of the Preferred Shares in two components: (i) a "host" instrument, and (ii) the value of certain rights, privileges, restrictions and conditions attached to the Preferred Shares (the "Pref Share Rights") each, respectively determined to be an embedded derivative (together, the "Embedded Derivatives").

Using the effective interest rate method, at a rate of 18.99%, the Preferred Shares, including the aggregate Dividend amount for the term to the Maturity Date, were carried at amortized cost each period end, with an accretion expense recorded to the consolidated statements of loss and comprehensive loss. The non-cash accretion of the "host" value for the period from January 1, 2020 to September 29, 2020 was $1,956,008 (nine months ended September 30, 2019: $1,624,781).

A non-cash foreign exchange loss of $362,185 reflective of the depreciation of the CAD compared to the USD through that period, was also recognized on the "host" (nine months ended September 30, 2019: non-cash gain of $351,828).

Each period the statements of loss and comprehensive loss include the impact of a revaluation of these Embedded Derivatives.  Determination of the revaluation includes a considerable amount of judgment from management; the quantum from period-to-period is subject to a potentially significant amount of change and is generally inversely reflective of changes to the USD-denominated market price of the Contact Shares.

Pursuant to (i) having satisfied the terms of a binding letter of intent (the "LOI") entered into with Waterton, and (ii) closing a private placement financing with Waterton Nevada (the "Redemption Placement"), the Company redeemed all of the issued and outstanding Preferred Shares on September 29, 2020 (the "Redemption").

The Redemption was completed as follows:

i) Contact Gold made a cash payment of $5,000,000 from the proceeds of the 2020 Offering to redeem USD 3,737,479 of the Preferred Shares (the "Cash Payment");

ii) Waterton Nevada purchased a total of 69,412,978 Contact Shares pursuant to the Redemption Placement at a deemed price per share of $0.195 for aggregate gross proceeds of $13,535,531; and

iii) Contact Gold used the proceeds of the Redemption Placement to redeem all of the remaining outstanding Preferred Shares.

The fair value of the Embedded Derivatives immediately prior to the Redemption was determined to be $-nil reflecting in particular (i) the elimination of any optionality for any potential early conversion or possible change of control pursuant to the terms of the Preferred Shares, and (ii) the certainty of exercise of the Early Redemption Option at a price equal to that of the Contact Shares issuable in the 2020 Prospectus.  Accordingly, a non-cash loss of  $634,417 on the change in fair value through to the date prior to the Redemption was recognized on the consolidated statements of loss and comprehensive loss for the nine months ended September 30, 2020 (nine months ended September 30, 2019: non-cash gain of $68,140).

Wages and salaries of $303,772, and $956,109 for the three and nine months ended September 30, 2020 (comparative periods ended September 30, 2019: $260,338, and $1,141,192) reflects amounts earned by officers and employees of the Company not directly attributable to exploration.  The total expense in each period reflects (i) directors' fees paid in cash and the value of non-cash DSUs awarded, and (ii) remuneration paid to Company personnel.

Stock-based compensation expense, as directly reflected in the consolidated statement of loss and comprehensive loss for the three and nine months ended September 30, 2020 is $58,619, and $211,668 (2019 comparative periods: $260,326, and $717,670).  An additional amount of $10,103, and $47,156 was charged to exploration and evaluation expenditures for the three and nine months ended September 30, 2020 (2019 comparative periods: $56,574, and $134,457).

Refer in this MD&A under section "Outstanding Securities - Stock-based compensation" for a summary of cancellations, forfeitures and new awards of Options, RSUs and DSUs during the period.  The remaining average contractual life of Options outstanding is 3.13 years.  In determining the fair market value of stock-based compensation granted to employees and non-employees, management makes significant assumptions and estimates. These assumptions and estimates have an effect on the stock-based compensation expense recognized and on the contributed surplus balance on our statements of financial position. Management has made estimates of the life of the Options, the expected volatility, and the expected dividend yields that could materially affect the fair market value of this type of security. Stock-based compensation expense should be expected to vary from period-to-period depending on several factors, including whether such instruments are granted in a period, and the timing of vesting or cancellation of such equity instruments.

Professional, legal and advisory fees recognized for the three and nine months ended September 30, 2020 of $51,257 and $277,698 (2019 comparative periods: $147,172 and $343,961) reflect ongoing legal, audit and related advisory services, as well as incremental compliance costs incurred due to the Company's legal status as a U.S. incorporated entity, listed on the TSXV and traded on the OTCQB.  The amounts are lower in the current period than in the comparative periods as a reflection of higher than normal general corporate activities and initiatives requiring legal consultation in 2019.

Investor relations, promotion and advertising expenses of $53,482 and $137,419 for the three and nine months ended September 30, 2020 (2019 comparative periods: $52,013 and $138,262), include marketing activities, website maintenance, and related costs to update shareholders of Contact Gold and prospective investors.  Amounts in 2020 are generally comparable to those of 2019 as a reflection of the relatively consistent activities undertaken year over year.

Administrative, office and general expenses of $51,154 and $192,394 for the three and nine months ended September 30, 2020 (2019 comparative periods: $46,502 and $182,074), includes head office-related costs, normal course listing and filing fees, banking charges, and other general administrative costs.

Foreign exchange loss (gain) during the three and nine months ended September 30, 2020 of gain of $269,395 and loss of $361,660 reflects primarily the impact of the rate of exchange on the value of the Contact Preferred Shares, net of a gain on the revaluation of our USD-denominated cash balance at period end (2019 comparative periods: loss of $111,650 and gain of $350,439).  Depending on the volatility of the exchange rate from period-to-period, the impact on the statement of loss and comprehensive loss could be significant.

Segment information

The Company undertakes administrative activities in Canada, and is engaged in the acquisition, exploration, and evaluation of certain mineral property interests in the State of Nevada, USA.  Accordingly, the Company's operations are in one commercial and two geographic segments. The Company is in the exploration stage and accordingly, has no reportable segment revenues.

Net loss is distributed by geographic segment per the table below:

	Three months ended September 30, 2020	Three months ended September 30, 2019	Nine months ended September 30, 2020	Nine months ended September 30, 2019
Canada	$4,314,310	$1,400,104	$6,907,422	$3,819,732
United States	872,685	759,243	1,673,629	3,781,634
	$5,186,995	$2,159,347	$8,581,051	$7,601,366

Summary of Quarterly Results and Fourth Quarter

Period	Revenues $	Net loss for the period $	Net loss per Contact Share for the period $
Three months ended September 30, 2020	- nil	5,186,995	0.05
Three months ended June 30, 2020	- nil	692,049	0.01
Three months ended March 31, 2020	- nil	2,702,007	0.04
Three months ended December 31, 2019	- nil	1,772,760	0.02
Three months ended September 30, 2019	- nil	2,159,347	0.03
Three months ended June 30, 2019	- nil	3,664,724	0.06
Three months ended March 31, 2019	- nil	1,777,295	0.04
Three months ended December 31, 2018	- nil	4,581,571	0.09

The following table sets out selected quarterly financial information of Contact Gold and is derived from unaudited quarterly financial statements prepared by management.

The Company's expenditures and cash requirements may fluctuate and lack some degree of comparability from period to period as a result of a number of factors including seasonal fluctuations, the write-off of capitalized amounts, share-based payment costs, tax recoveries and other factors that may affect the Company's activities.  In addition, the non-cashflow related impact of fair value estimates for the Contact Preferred Share embedded derivatives, as well as foreign exchange impacts arising therefrom may give rise to significant variability in results from one period to the next.  The Company's primary source of funding is through the issuance of share capital; accordingly, the Company's activity level and the size and scope of planned exploration projects may also fluctuate depending upon the availability of equity financing with favourable terms. When capital markets strengthen, and the Company is able to secure equity financing with favourable terms, the Company's activity levels and the size and scope of planned exploration projects may increase.

The Company's loss and comprehensive loss for the third quarter of 2020 reflects (i) $3,605,230 non- cash loss arising on the Redemption; (ii) exploration and evaluation expenditures of $831,536; (iii) $801,076 recognized in other comprehensive loss from the revaluation of the Company's USD-denominated Contact Gold Properties; (iv)  the non-cash accretion of the host amount of the Contact Preferred Shares of $682,467; (v) wages and salaries of $303,772; (vi) general office & administrative costs, investor relations and other costs to administer the Company.

The Company's loss and comprehensive loss for the second quarter of 2020 reflects (i) $1,572,766 recognized in other comprehensive loss from the revaluation of the Company's USD-denominated Contact Gold Properties, (ii) foreign exchange gain of $560,956 reflective of the impact of the rate of foreign exchange on the value of the Contact Preferred Shares, net of a gain on the revaluation of our USD-denominated cash balance at period end; (iii) the non-cash accretion of the host amount of the Contact Preferred Shares of $651,536, (iv) wages and salaries of $337,711; (v) exploration and evaluation expenditures of $333,299; (vi) general office & administrative costs, investor relations and other costs to administer the Company.

The Company's loss and comprehensive gain for the first quarter of 2020 reflects (i) $3,370,774 recognized in other comprehensive gain from the revaluation of the Company's USD-denominated Contact Gold Properties, (ii) foreign exchange loss of $1,192,011 reflective of the impact of the rate of foreign exchange on the value of the Contact Preferred Shares, net of a gain on the revaluation of our USD-denominated cash balance at period end; (iii) the non-cash accretion of the host amount of the Contact Preferred Shares of $622,005, (iv) exploration and evaluation expenditures of $340,192, (v) wages and salaries of $314,626; (vi) general office & administrative costs, investor relations and other administration costs.

The Company's loss and comprehensive loss for the fourth quarter of 2019 reflects (i) $704,170 recognized in other comprehensive loss from the revaluation of the Company's USD-denominated Contact Gold Properties,  (ii) exploration and evaluation expenditures of $657,423, (iii) the non-cash accretion of the host amount of the Contact Preferred Shares of $593,814,  (iv) wages and salaries of $560,472; (v) general office & administrative costs, investor relations and other costs to administer the Company.

The Company's loss and comprehensive loss for the third quarter of 2019 reflects (i) exploration and evaluation expenditures of $723,812, (ii) the non-cash accretion of the host amount of the Contact Preferred Shares of $580,708, (iii) $441,761 recognized in other comprehensive gain from the revaluation of the Company's USD-denominated Contact Gold Properties; (iv) stock-based compensation of $260,326, and (v) general office & administrative costs, investor relations and other costs to administer the Company.

The Company's loss and comprehensive loss for the second quarter of 2019 reflects (i) a loss on disposal of exploration properties of $1,381,434; (ii) exploration and evaluation expenditures of $1,059,106, (iii) $817,443 recognized in other comprehensive loss from the revaluation of the Company's USD-denominated Contact Gold Properties (iv) the non-cash accretion of the host amount of the Contact Preferred Shares of $534,960, (v) foreign exchange gain of $241,407; and (vi) general office & administrative costs, investor relations and other costs to administer the Company.

The Company's loss and comprehensive loss for the first quarter of 2019 reflects (i) $817,979 recognized in other comprehensive loss from the revaluation of the Company's USD-denominated Contact Gold Properties; (ii) exploration and evaluation expenditures of $598,341, (iii) wages and salaries of $539,498; (iv) the non-cash accretion of the host amount of the Contact Preferred Shares of $509,113, (v) stock-based compensation of $249,789, and (vi) general office & administrative costs, investor relations and other costs to administer the Company.

The Company's loss and comprehensive loss for the fourth quarter of 2018 reflects (i) $2,085,252 recognized in other comprehensive gain from the revaluation of the Company's USD-denominated Contact Gold Properties; (ii) loss on disposal of exploration properties of $1,962,061, (iii) exploration and evaluation expenditures of $551,692, (iv) the non-cash accretion of the host amount of the Contact Preferred Shares of $493,258, (v) non cash foreign exchange loss of $569,521, and (vi) general office & administrative costs, investor relations and other costs to administer the Company.

Financial Position

The following financial data and discussion is derived from the Interim Financial Statements.

	September 30, 2020	December 31, 2019
Current Assets	$8,552,902	$1,238,743
Total Assets	$48,027,213	$39,675,218
Total Current Liabilities	$1,361,168	$501,434
Total Liabilities	$3,388,177	$15,717,782
Shareholders' Equity	$44,639,036	$23,957,436
Number of Contact Shares outstanding	240,757,892	84,471,973
Basic and fully diluted loss per weighted average number of Contact Shares for the period ended	($0.09)	($0.14)

Assets

The increase in total assets reflects an increase of $1.0 million to the value attributable to the Contact Gold Properties, a $7.3 million increase in the balance of cash and cash equivalents, net of continued exploration and general corporate activities, the decrease of prepaids and deposits as compared to amounts held at December 31, 2019.  The net proceeds of the 2020 Public Offering and 2020 Private Placement make up the majority of the increase in value to the Company's assets compared to December 31, 2019.

The Contact Properties, and changes to the reported values thereto, include:

	Pony Creek	South Carlin Projects	Green Springs	Cobb Creek	Portfolio properties	Total
	(a)	(b)	(c)	(d)	(e)
	$	$	$	$	$	$
January 1, 2019	29,425,698	4,439,555	-	312,474	7,169,591	41,347,318
Additions	-	-	466,857	-	-	466,857
Disposals & Abandonments	-	-	-	-	(1,381,434)	(1,381,434)
Recovery on farm-out	-	-	-	(88,163)	-	(88,163)
Foreign Exchange	(1,410,674)	(212,830)	(5,200)	(18,599)	(333,262)	(1,980,565)
January 1, 2020	28,015,024	4,226,725	461,657	205,712	5,454,895	38,364,013
Additions	-	-	66,960	-	-	66,960
Recovery on farm-out	-	-	-	(132,594)	-	(132,594)
Foreign Exchange	757,105	114,226	15,721	(826)	147,421	1,033,647
September 30, 2020	28,772,129	4,340,951	544,338	72,292	5,602,316	39,332,026

The value of the Contact Properties may vary period-over-period reflective of changes in the USD-CAD foreign exchange rate.  Balances presented as the "Portfolio properties" include those Contact Properties that are not separately identified.

During the year ended December 31, 2019 the Company determined to abandon the Dry Hills and Rock Horse properties and recognized a write down from $1,381,434 to nil of the value of these two properties.    As discussed in this MD&A, the Company has entered into a farm-out arrangement with Fremont, pursuant to which the carrying value of the Cobb Creek property will be reduced upon receipt of consideration from Fremont.

In asset purchases that are not business combinations under the Financial Accounting Standards Board's (the "FASB") Accounting Standards Codification ("ASC") ASC 805, Business Combinations, a deferred tax asset ("DTA") or liability ("DTL") is calculated with the impact recorded against the assigned value of the asset acquired. However, ASC 740, Income Taxes, prohibits any immediate income tax expense or benefit from the recognition of those deferred taxes. There is a DTL-related balance attributable to the mineral properties acquired in respect of the Nevada net proceeds tax ("NNPT"; calculated at a rate of 5%), determined using a simultaneous equations method, attributed to the respective properties.

Liabilities

Current liabilities as at September 30, 2020 comprises payables of $1,322,111 (December 31, 2019: $468,058), and other current liabilities of $39,057 (December 31, 2019: $33,376) reflective of the amount due to the Cobb Counterparty in the next 12-months. The balances of payables and accruals will generally vary dependent upon the level of activity at the Company, and the timing at period end of invoices and amounts we have actually paid.

Pursuant to the Redemption on September 29, 2020, the balance of liabilities at September 30, 2020 relating to the values of the "host" and the Embedded Derivatives that comprise the Contact Preferred Shares are nil.

A summary of changes to the total value of the Contact Preferred Shares is as follows:

Host instrument:

Carrying value of the Contact Preferred Shares host instrument at December 31, 2019	$12,612,107
Change in carrying value from January 1 to September 30, 2020
Accretion	1,956,008
Foreign exchange	362,186
Value at September 28, 2020	14,930,301
Redemption	18,535,531
Loss on Redemption	(3,605,230)
September 30, 2020	$-

Embedded Derivatives:

Fair value of Embedded Derivatives at December 31, 2019	$634,417
Change in fair value of Embedded Derivatives for January 1 to September 30, 2020	(634,417)
September 30, 2020	$-

Liquidity and Capital Resources

Going Concern, Capital Management and Contractual Obligations

The properties in which we currently have an interest are in the exploration stage. The Company has not generated significant revenues or cash flows from operations since inception and does not expect to do so for the foreseeable future.  As at the date of this MD&A, the Company has approximately $0.97 million available in cash, and working capital of approximately $0.83 million.  Contact Gold's financial liabilities of payables and accrued liabilities are generally payable within a 90-day period.

The Interim Financial Statements have been prepared on a going concern basis that contemplates the realization of assets and discharge of liabilities at their carrying values in the normal course of business for the foreseeable future; and do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.  Contact Gold's continuation as a going concern depends on its ability to successfully raise financing through the issuance of debt or equity.

Although the Company has been successful in the past in obtaining financing, there is no assurance that the Company will be able to obtain adequate financing in the future or that such financing will be on terms acceptable to the Company, therefore giving rise to a material uncertainty, which may cast substantial doubt as to whether Contact Gold's cash resources and working capital will be sufficient to enable the Company to continue as a going concern for the 12-month period after the date that the Interim Financial Statements are issued.  Circumstances that could impair our ability to raise additional funds, or our ability to undertake transactions, are discussed in the AIF under the heading "Risk Factors", and in this MD&A under heading "Known Trends and Uncertainties".  In particular, the Company's access to capital and its liquidity will be impacted by global macroeconomic trends, the significant and evolving global impacts from the Covid-19 coronavirus outbreak ("coronavirus"), fluctuating commodity prices and investor sentiment for the mining and metals industry.

Consequently, management continues to pursue various financing alternatives, including the 2020 Private Placement, and the 2020 Public Offering, to fund operations and advance its business plan.  To facilitate the management of its capital requirements, the Company prepares annual expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions.  The Company may determine to reduce the level of activity and expenditures, or divest of certain mineral property assets, to preserve working capital and alleviate any going concern risk.

Capital Management

Contact Gold manages its capital in order to meet short term business requirements, after taking into account cash flows from operations, expected capital expenditures and Contact Gold's holdings of cash. To facilitate the management of its capital requirements, Contact Gold prepares annual expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions. On an ongoing basis, management evaluates and adjusts its planned level of activities, including planned exploration, development, permitting activities, and committed administrative costs, to ensure that adequate levels of working capital are maintained. We believe that this approach, given the relative size and stage of Contact Gold, is reasonable.

There may be circumstances where, for sound business reasons, funds may be re-allocated at the discretion of the Board or management of Contact Gold. While we remain focused on our plans to continue exploration and development on the Contact Properties, we may (i) conclude to curtail certain operations; or (ii) should we enter into agreements in the future on new properties we may be required to make cash payments and complete work expenditure commitments under those agreements, which would change our planned expenditures.

There are no known restrictions on the ability of our affiliates to transfer or return funds amongst the group.

Recent financings and issuances of Contact Shares

A. To maintain financial flexibility, the Company filed a short-form base prospectus (the "Shelf Prospectus") with the securities regulatory authorities in each of the provinces and territories of Canada, except Québec (the "Commissions") on October 24, 2018. The Shelf Prospectus will, subject to securities regulatory requirements, enable Contact Gold to make offerings of up to $30 million of any combination of Contact Shares, debt securities, subscription receipts, units and warrants (all of the foregoing, collectively, the "Securities") during the 25-month period that the Shelf Prospectus, including any amendments thereto, remains valid.  The specific terms of any future offering of Securities will be established in prospectus supplements to the Shelf Prospectus (a "Prospectus Supplement"), filed with the applicable Canadian securities regulatory authorities.

B. On March 14, 2019, the Company closed the 2019 Private Placement issuing 9,827,589 Contact Shares, at a price of $0.29 per Contact Share for gross proceeds of $2,850,001.  Each Contact Share was accompanied by one right (a "Private Placement Right").  On May 22, 2019, upon closing of the Prospectus Offering (described below), the Private Placement Rights were converted into 2,047,398 additional Contact Shares without the payment of additional consideration.  As a consequence of the conversion of the Private Placement Rights (and issuance of the additional Contact Shares), the effective price per Contact Share issued in the Private Placement was $0.24.  All securities offered pursuant to the 2019 Private Placement, including those issued pursuant to the conversion of the Private Placement Rights are restricted securities under Rule 144 under the United States' Securities Act of 1933, as amended (the "Securities Act").

The Company accounted for the Private Placement Rights as a derivative classified as a current liability, and furthermore, because the Private Placement Rights were not separable legally or practically from each other, they were treated as one instrument. The total estimated fair value of the Private Placement Rights, recorded initially as an obligation, was $370,232.  A $39,248 increase to the obligation was recorded through to the date of conversion further to an adjustment of the estimated fair value of the Private Placement Rights, at which point $409,480 was recognized to equity.

The aggregate value of the Contact Shares issued in the 2019 Private Placement was $2,479,769.  Upon conversion, share issue costs of $6,004 associated with the Private Placement Rights were recognized in the period, and $409,480 was recognized to equity.  A total of $46,927 in associated share issue costs were recognized in equity, of which $21,750 in finders' fees were net settled on closing of the 2019 Private Placement.

C. On May 22, 2019, pursuant to (i) a Prospectus Supplement, and (ii) an Offering Circular on Form 1-A, filed with the SEC, pursuant to Regulation A under the Securities Act, the Company closed an offering of 20,000,000 Contact Shares at a price of $0.20 per Contact Share (the "2019 Prospectus Offering") for gross proceeds of $4,000,000. Share issue costs of $1,327,412 associated with the 2019 Prospectus Offering, $313,220 of which had been recognized as deferred on the consolidated statement of financial position at December 31, 2018, were recognized in the period.  An amount of $530,723 in fees paid to the underwriters of the 2019 Prospectus Offering, including certain expenditures incurred by the underwriters is included in share issue costs, and were net settled on closing of the 2019 Prospectus Offering.

D. Contact Gold issued 2,000,000 Contact Shares as initial consideration to acquire the Green Springs property pursuant to the July 23, 2019 Green Springs Option agreement with Ely Gold.

E. On May 22, 2020, the Company closed the final tranche of a non-brokered private placement (the "2020 Private Placement") of units of the Company ("PP Units").  In aggregate with the closing of the first (April 24, 2020) and second (May 5, 2020) tranches of the 2020 Private Placement, the Company issued 12,500,000 PP Units, at $0.10 each, for gross proceeds of $1,250,000. Each PP Unit consists of one Contact Share and one Contact Share purchase warrant (a "PP Warrant"), with each PP Warrant entitling the holder to purchase an additional Contact Share at a price of $0.15 per share for a period of 24 months from the issuance date of each PP Warrant, subject to accelerated vesting and expiration conditions (the "Expiry Date")

The securities issued pursuant to the 2020 Private Placement are be subject to a four month and one day statutory hold period in Canada, and are also deemed to be  "restricted securities " under Rule 144 of the Securities Act, which generally requires a one-year hold period.  In the event that at any time between four months and one day following the closing date and the Expiry Date, the Contact Shares trade on the TSXV at a closing price which is equal to or greater than $0.30 for a period of ten consecutive trading days, the Company may accelerate the Expiry Date of the Warrants by giving notice to the holders thereof and in such case the Warrants will expire on the 30th day after the date such notice is provided.

The fair value of each PP Warrant issued was determined using the Black Scholes valuation model; the significant inputs into the model were share price of $0.10, exercise price of $0.15, volatility of 67%, determined on the Company's historical data over an expected life of 2 years and adjusted to better align with that which was recognized in determining the original value of the host instrument of the Preferred Shares (the "Volatility Calculation"), and an annual risk-free interest rate of 0.33%, resulting in a fair value of $0.05 per PP Warrant.

F. In satisfaction of the first anniversary payment obligation under the Green Springs Option the Company issued  362,941 Contact Shares on July 23, 2020.  The Contact Shares issued were valued at USD$50,000 ($66,960).

G. On August 17, 2020, pursuant to an exercise of PP Warrants, the Company issued 140,000 Contact Shares.

H. On September 29, 2020, pursuant to a prospectus supplement (the "2020 Prospectus Supplement") to the Shelf Prospectus filed with the Commissions, and an offering statement filed on Form 1-A, which includes an offering circular, pursuant to Regulation A under the Securities Act, filed with the SEC, the Company closed the 2020 Prospectus Offering, issuing 73,870,000 "Prospectus Units" at a price of $0.20 per Prospectus Unit for gross proceeds of $14,774,000.  Each Prospectus Unit consists of one Contact Share and one-half of one Contact Share purchase warrant (each whole warrant, a "Prospectus Warrant"), with each Prospectus Warrant entitling the holder thereof to acquire one Contact Share at an exercise price of $0.27 until September 29, 2022.  The fair value of each Prospectus Warrant issued was determined using the Black Scholes valuation model; the significant inputs into the model were share price, exercise price of $0.185, volatility of 67%, determined using Volatility Calculation, and an annual risk-free interest rate of 0.33%, resulting in a fair value of $0.05 per PP Warrant

Share issue costs of $1,831,743 associated with the 2020 Prospectus Offering were recognized in the period.  Share issue costs includes an amount of $1,030,109 in fees paid in cash to the underwriters of the 2020 Prospectus Offering, including $179,084 in expenditures incurred directly by the underwriters that were also net settled on closing of the 2020 Prospectus Offering.  The Company also issued 4,225,125 broker warrants ("Broker Warrants") as partial consideration for services associated to the 2020 Prospectus Offering. Each Broker Warrant entitles the holder thereof to acquire one Contact Share at a price of $0.27 until September 29, 2022. The value of the Broker Warrants of $198,246 has been recognized as share issue costs on the statement of equity.

I. Concurrent with closing the 2020 Prospectus Offering, and pursuant to having satisfied the terms of the LOI, Waterton Nevada purchased a total of 69,412,978 Contact Shares in a private placement offering at a deemed price per Contact Share of $0.195, for aggregate gross proceeds of $13,535,531.  Share issue costs of $71,733 associated with the Redemption Placement were recognized in equity in the period.  As discussed in this MD&A, the proceeds of the Redemption Placement were used, along with $5,000,000 in cash from the proceeds of the 2020 Prospectus Offering, to redeem the Preferred Shares. Share issue costs of $71,733 associated with the Redemption Placement were recognized in equity in the period.

Outstanding Securities

There were 240,757,892 Contact Shares issued and outstanding as at September 30, 2020 (84,471,973 at December 31, 2019), with no Restricted Shares remaining (December 31, 2019: 33,334).  As of the date of this MD&A, there are 240,757,892 Contact Shares issued and outstanding, and 53,550,125 share purchase warrants outstanding.

Pursuant to the Redemption there are no Preferred Shares issued and outstanding as at September 30, 2020.

Escrowed Contact Shares and other restrictions and obligations

As at September 30, 2020, there were no remaining Contact Shares held in escrow and restricted from trading (December 31, 2019 - 3,511,538 escrowed and restricted to June 14, 2020), pursuant to the rules of the TSXV.

Stock-based compensation

i) Stock Options

As at September 30, 2020, there were 8,420,000 (December 31, 2019: 6,395,000) Options outstanding to purchase Contact Shares, of which 3,690,000 had vested at September 30, 2020 (December 31, 2019: 1,691,666).  As at the date of this MD&A, there are 8,420,000 Options outstanding to purchase Contact Shares, of which 3,690,000 had vested.

  On June 10, 2020, 100,000 Options previously awarded to consultants to the Company were forfeited further to the termination of the respective services agreements.

  On January 16, 2020, 2,125,000 Options at priced at $0.19, vesting in thirds with a five-year expiry from the date of grant were awarded to directors, officers and other Company personnel.

  On July 8, 2019, the Company and certain officers and directors of the Company agreed to cancel an aggregate of 3,233,000 Options originally awarded on June 13, 2017.

  During the year ended December 31, 2019 a total of 240,000 Options originally awarded to certain service providers to the Company were forfeit further to the termination of their respective services agreements.

ii) Deferred Share Units

The Company awarded 748,661 deferred share units ("DSUs") to certain directors during the nine months ended September 30, 2020 (nine months ended September 30, 2019: 402,263).  Directors' fees are paid quarterly; and beginning in July 2019 the Company expects to satisfy most of this remuneration to the independent directors in DSUs, rather than cash.  A further 278,570 DSUs were awarded subsequent to period end to these same directors.

DSUs granted under the Contact Gold Deferred Share Unit Plan, have no expiration date and are redeemable upon termination of service.

iii) Restricted Share Units

An award of 239,220 RSUs was made to certain employees and officers of the Company during the nine months ended September 30, 2020.

Related Party Transactions

Refer to disclosure in the Interim Financial Statements.

Off Balance Sheet Arrangements and Legal Matters

Contact Gold has no off-balance sheet arrangements, and there are no outstanding legal matters of which management is aware.

Financial Instruments and Other Instruments

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument.  Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership.

Financial assets and liabilities are offset, and the net amount reported in the consolidated balance sheets, when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or realize the asset and settle the liability simultaneously.

Financial instruments measured at fair value are classified into one of three levels in the fair value hierarchy according to the significance of the inputs used in making the measurement.

The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices (unadjusted) in active markets for identical assets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 - Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and

Level 3 - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

At initial recognition, Contact Gold classifies its financial instruments in the following categories depending on the purpose for which the instruments were acquired:

Held-for-trading financial assets and liabilities are recorded at fair value as determined by active market prices or valuation models, as appropriate.  Valuation models require the use of assumptions, which may include the expected life of the instrument, the expected volatility, dividend payouts, and interest rates. In determining these assumptions, management uses readily observable market inputs where available or, where not available, inputs generated by management.  Changes in fair value of held-for-trading financial instruments are recorded in gain or loss for the period.  The Company held no held-for-trading financial assets or liabilities as at September 30, 2020.  The Embedded Derivatives, which are classified as Level 3 financial liabilities at FVTPL, are interconnected and relate to similar risk exposures, and are accordingly are valued together as one embedded derivative. Certain inputs to the calculation of the value of the Embedded Derivatives use Level 2 and Level 3 inputs.

Available-for-sale financial assets are recorded at fair value as determined by active market prices. Unrealized gains and losses on available-for-sale investments are recognized in other comprehensive gain or loss. If a decline in fair value is deemed to be other than temporary, the unrealized loss is recognized in net loss (gain).  Investments in equity instruments that do not have an active quoted market price are measured at cost. As at September 30, 2020, the Company has classified certain of its financial assets in this category.

Loans and receivables are recorded initially at fair value, net of transaction costs incurred, and subsequently at amortized cost using the effective interest rate method.  Loans and receivables of Contact Gold are composed of 'Cash and Cash Equivalents' (Level 1); 'Receivables' (Level 2); and 'Bonding Deposits' (Level 2), and are classified as current or non-current assets according to their nature.  The carrying value of the Company's loans and receivables as at September 30, 2020, approximate their fair value due to their short-term nature.

Other financial liabilities are recorded initially at fair value and subsequently at amortized cost using the effective interest rate method. Subsequently, these other financial liabilities are measured at amortized cost using the effective interest method with interest expense recognized on an effective yield basis. The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expenses over the corresponding period. The effective interest rate is the rate that exactly discounts estimated future cash payments over the expected life of the financial liability, or, where appropriate, a shorter period.  Other financial liabilities include payables and accrued liabilities (Level 2), the "host" element of the Contact Preferred Shares (Level 3), and the Cobb Creek obligation (Level 3).  Other financial liabilities are classified as current liabilities if payment is due within 12 months. Otherwise, they are presented as non-current liabilities.  No amount of the Contact Preferred Shares is currently due within 12 months, one USD 30,000 payment of the Cobb Creek obligation is due in November 2020.

Risks Associated With Financial Instruments

The Company is exposed in varying degrees to a variety of financial instrument related risks. The Company's financial instruments consist of cash, receivables, accounts payable and accrued liabilities, the Contact Preferred Shares and the Embedded Derivatives. It is management's opinion that with the exception of the Contact Preferred Shares and the Embedded Derivatives: (i) the Company is not exposed to significant interest, currency or credit risks arising from its financial instruments, and (ii) the fair values of these financial instruments approximate their carrying values unless otherwise noted in the Interim Financial Statements.

The Cobb Creek Obligation is considered to be a Level 3 type financial liabilities, determined by observable data points, in particular the rate of CAD/USD foreign and the Company's credit spread, with reference to current interest rates and yield curves.  Previously the Preferred Shares, the Embedded Derivatives, and the Private Placement Rights were also considered to be Level 3 type financial liabilities.

The type of risk exposure and the way in which such exposure is managed is provided as follows:

Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Contact Gold's credit risk is primarily attributable to its liquid financial assets. The Company limits exposure to credit risk and liquid financial assets through maintaining its cash with high credit quality banking institutions in Canada and the USA. The Company mitigates credit risk on these financial instruments by adhering to its investment policy that outlines credit risk parameters and concentration limits.  As at September 30, 2020 the balance of cash held on deposit was $7,997,468 (December 31, 2019: $844,169). The Company has not experienced any losses in such amounts and believes the exposure to significant risks on its cash and cash equivalents in bank accounts is relatively limited

Liquidity Risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset.  The Company's financial liabilities of payables and accrued liabilities are generally payable within a 90-day period. Although non-current, the Company has exposure to significant obligations relating to the terms and various covenants in and to the Contact Preferred Shares.

The Company has not generated significant revenues or cash flows from operations since inception and does not expect to do so for the foreseeable future.  Accordingly, Contact Gold is dependent on external financing, including the proceeds of future equity issuances or debt financing, to fund its activities.  Significant disruptions to capital market conditions should be expected to increase the risk that the Company can not finance its business.

Interest Rate Risk

Contact Gold is subject to interest rate risk with respect to its investments in cash. The Company's current policy is to invest cash at floating rates of interest, and cash reserves are to be maintained in cash and cash equivalents in order to maintain liquidity, while achieving a satisfactory return for the Company's shareholders. Fluctuations in interest rates when cash and cash equivalents mature impact interest income earned.

Fair Value Estimation

With the exception of the Contact Preferred Shares, and other non-current liabilities, the carrying value of the Company's financial assets and liabilities approximates their estimated fair value due to their short-term nature.

Market Risk - Foreign Exchange

The significant market risk to which the Company is exposed is foreign exchange risk. The results of the Company's operations are exposed to currency fluctuations. To date, the Company has raised funds entirely in Canadian dollars. The majority of the Company's mineral property expenditures will be incurred in United States dollars. The fluctuation of the Canadian dollar relation to the USD will consequently have an impact upon the financial results of the Company.

A 1% increase or decrease in the exchange rate of the US dollar against the Canadian dollar would result in a $9,739 increase or decrease respectively, in the Company's cash balance.  The Company has not entered into any derivative contracts to manage foreign exchange risk at this time.  A significant portion of the Company's cash balance may be held in USD in any given period.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with US GAAP requires management to make judgements, estimates, and assumptions that affect the reported amounts of assets, liabilities, and expenses. A detailed presentation of all of Contact Gold's significant accounting policies and the estimates derived therefrom, along with discussion as to judgments and estimates made by management which might impact the financial information, and a summary of new accounting pronouncements, please refer to our disclosures in the AFS at Note 2.

Preliminary internal discussions have begun in order to evaluate the consequences of the new pronouncements, but the full impact has yet to be assessed.

Additional disclosure for Venture Issuers without Significant Revenue

Additional disclosure concerning Contact Gold's general and administrative expenses and mineral exploration property costs are provided in the statements of loss and comprehensive loss and notes to the Interim Financial Statements.  These financial statements are available on Contact Gold's website at www.contactgold.com or on its SEDAR profile accessed through www.sedar.com.

Proposed Transactions

There are no proposed material transactions.  However, as is typical of the mineral exploration and development industry, management of Contact Gold continually review potential merger, acquisition, investment, and joint venture transactions and opportunities, as well as opportunities to raise capital, intended to enhance shareholder value.  There is no guarantee that any contemplated transaction will be concluded.

Known Trends and Uncertainties

Certain uncertainties relating to the global economy, political uncertainties and increasing geopolitical risk, volatility in the prices of gold, copper, other precious and base metals and other minerals, as well as increasing volatility in the foreign currency exchange markets may impact Contact Gold's business and accordingly, may impact our ability to remain a going concern.

Trends and uncertainties, and economic and industry risk factors that may affect our business, in particular those that could affect our liquidity and capital resources, are described in more detail under the heading "Risk Factors" in the Company's AIF.  In particular, there are currently significant uncertainties in capital markets impacting the availability of equity financing for the purposes of mineral exploration and development, including:

Global Financial Conditions, and the Market Price of the Company's Securities

Global financial conditions have been characterized by ongoing volatility with a particularly negative impact on access to public financing for earlier-stage and even advanced-stage mineral exploration companies.  As at the date of this MD&A there is also a significant amount of uncertainty and economic disruption caused by the global coronavirus  outbreak that has had a catastrophic impact on access to capital and liquidity, and access to public financing.

These conditions may affect the Company's ability to obtain equity or debt financing in the future on terms favourable to the Company or at all. If such conditions continue, the Company's operations could be negatively impacted.  More specifically, the price of the Company's securities, its financial results, and its access to the capital required to finance its exploration activities may in the future be adversely affected by declines in the price of precious and base metals and, in particular, the price of gold. Precious metal prices fluctuate widely and are affected by numerous factors beyond the Company's control such as the sale or purchase of precious metals by various dealers, central banks and financial institutions, interest rates, exchange rates, inflation or deflation, currency exchange fluctuation, global and regional supply and demand, production and consumption patterns, speculative activities, increased production due to improved mining and production methods, government regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals, environmental protection, and international political and economic trends, conditions and events.  If these or other factors continue to adversely affect the price of gold, the market price of the Company's securities may decline, and the Company's operations may be materially and adversely affected.

The Contact Shares currently trade on the TSXV and on the OTCQB. Securities of micro-cap and small-cap companies have experienced substantial price and volume volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved or the value of underlying assets. These factors include macroeconomic developments and political environments in North America and globally and market perceptions of the attractiveness of particular industries. There is no assurance that the price of the Contact Shares will be unaffected by any such volatility.

The price of the Contact Shares is also likely to be significantly affected by short-term changes in mineral and commodity prices or in its financial condition or results of operations as reflected in its quarterly financial reports.

Other factors that may have an effect on the price of the Contact Shares include the following:

1. the price of gold and other metals;

2. the pervasive and ongoing impact of the coronavirus outbreak

3. the Company's operating performance and the performance of competitors and other similar companies;

4. the public's reaction to the Company's press releases, other public announcements and the Company's filings with the various securities regulatory authorities;

5. lessening in trading volume and general market interest in the Company's securities may affect an investor's ability to trade significant numbers of Contact Shares;

6. the size of the Company's public float may limit the ability of some institutions to invest in the Company's securities;

7. a substantial decline in the price of the Contact Shares that persists for a significant period of time could cause the Company's securities, if listed on an exchange, to be delisted from such exchange, further reducing market liquidity;

8. the results of the Company's exploration programs and/or resource estimates (initial or otherwise) for Pony Creek, Green Springs, or any of the other Contact Gold Properties;

9. the Company's ability to obtain adequate financing for further exploration and development;

10. changes in the Company's financial performance or prospects;

11. the number of Contact Shares to be publicly-traded after a public offering or private placement of securities of the Company;

12. changes in general economic conditions;

13. the arrival or departure of key personnel;

14. acquisitions, strategic alliances or joint ventures involving the Company or its competitors;

15. changes or perceived changes in the Company's creditworthiness;

16. performance and prospects for companies in the mining industry generally;

17. the number of holders of the Contact Shares;

18. the sale, of perceived threat of sale, of securities by major shareholders;

19. the extent of analytical coverage available to investors concerning the Company's business may be limited if investment banks with research capabilities do not follow the Company's securities;

20. the interest of securities dealers in making a market for the Contact Shares;

21. prevailing interest rates;

22. changes in global business or macroeconomic conditions;

23. the ability of the Company to continue to undertake exploration and other activities at its mineral properties during the coronavirus outbreak; and

24. the factors listed under the heading "Cautionary Note Regarding Forward-Looking Statements and Forward Looking Information" in the Company's AIF.

As a result of any of these factors, the market price of the Contact Shares at any given point in time may not accurately reflect the Company's long-term value and shareholders may experience capital losses as a result of their investment in the Company.  Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. The Company may in the future be the target of similar litigation.  Securities litigation could result in substantial costs and damages and divert management's attention and resources.

Early-Stage Development Company

The Company is a junior resource company focused primarily on the acquisition, exploration and development of mineral properties located in Nevada. The Company's properties have no established mineral resources or mineral reserves on any of the Contact Properties due to the early stage of exploration at this time.  Any reference to potential quantities and/or grade is conceptual in nature, as there has been insufficient exploration to define any mineral resource or mineral reserve and it is uncertain if further exploration will result in the determination of any mineral resource or mineral reserve. Quantities and/or grade described in this MD&A should not be interpreted as assurances of a potential mineral resource or reserve, or of potential future mine life or of the profitability of future operations.

Few properties that are explored are ultimately developed into producing mines and there is no assurance that any of the Company's projects can be mined profitably. Substantial expenditures are required to establish mineral resources or mineral reserves through drilling, to develop metallurgical processes to extract the metal from the ore and in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining. Any profitability in the future from the business of the Company will be dependent upon developing and commercially mining an economic deposit of minerals, which in itself is subject to numerous risk factors.

The exploration and development of mineral deposits involves a high degree of financial risk over a significant period of time that even a combination of management's careful evaluation, experience and knowledge may not eliminate. While discovery of ore-bearing structures may result in substantial rewards, few properties that are explored are ultimately developed into producing mines. Major expenses may be required to establish reserves by drilling and to construct mining and processing facilities at a particular site. It is impossible to ensure that the current exploration and development programs of the Company will result in profitable commercial mining operations. The profitability of the Company's operations will be, in part, directly related to the cost and success of its exploration and development programs, which may be affected by a number of factors.  Substantial expenditures are required to establish mineral reserves that are sufficient to support commercial mining operations and to construct, complete and install mining and processing facilities on those properties that are actually developed.

No assurance can be given that any particular level of recovery of minerals will be realized or that any potential quantities and/or grade will ever qualify as a mineral resource, or that any such mineral resource will ever qualify as a commercially mineable (or viable) deposit which can be legally and economically exploited.

Where expenditures on a property have not led to the discovery of mineral reserves, incurred expenditures will generally not be recoverable.

Government Regulation

The Company's exploration operations are subject to government legislation, policies and controls relating to prospecting, development, production, environmental protection, including plant and animal species, and more specifically including the greater sage-grouse, mining taxes and labour standards. In order for the Company to carry out its activities, its various licences and permits must be obtained and kept current. There is no guarantee that the Company's licences and permits will be granted, or that once granted will be extended. In addition, the terms and conditions of such licences or permits could be changed and there can be no assurances that any application to renew any existing licences will be approved. There can be no assurance that all permits that the Company requires will be obtainable on reasonable terms, or at all. Delays or a failure to obtain such permits, or a failure to comply with the terms of any such permits that the Company has obtained, could have a material adverse impact on the Company. The Company may be required to contribute to the cost of providing the required infrastructure to facilitate the development of its properties. The Company will also have to obtain and comply with permits and licences that may contain specific conditions concerning operating procedures, water use, waste disposal, spills, environmental studies, abandonment and restoration plans and financial assurances. There can be no assurance that the Company will be able to comply with any such conditions. Future taxation of mining operators cannot be predicted with certainty so planning must be undertaken using present conditions and best estimates of any potential future changes.

Scientific and Technical Disclosure

The Contact Properties are all early stage and do not contain any mineral resource estimates as defined by NI 43-101. There are no assurances that the geological similarities to projects mentioned herein operated by GSV or the Emigrant Mine, or other project along the Carlin Trend, will result in the establishment of any resource estimates at any of Contact Gold's property interests including Pony Creek, or that the Pony Creek can be advanced in a similar timeframe.

The potential quantities and grades disclosed herein are conceptual in nature and there has been insufficient exploration to define a mineral resource for the targets disclosed herein. It is uncertain if further exploration will result in targets on any of the Contact Properties being delineated as a mineral resource.

The scientific and technical information contained in this MD&A has been reviewed and approved by Vance Spalding, CPG, Vice President Exploration, Contact Gold, who is a "qualified person" within the meaning of NI 43-10.

Additional Information

For further information regarding Contact Gold, refer to those continuous disclosure filings made with the Canadian securities regulatory authorities available under Contact Gold's profile on SEDAR at www.sedar.com.

Subsequent Events Not Otherwise Described Herein

With the exception of transactions and activities described in this MD&A, there were no subsequent events.

Approval

The Board has approved the disclosure contained in this MD&A. A copy of this MD&A will be provided to anyone who requests it of us, and will be posted to Contact Gold's website at www.contactgold.com.

(signed) "Matthew Lennox-King"	(signed) "John Wenger"
Matthew Lennox-King	John Wenger
President & Chief Executive Officer	Chief Financial Officer & VP Strategy
November 12, 2020

Cautionary Notes Regarding Forward-Looking Statements

This MD&A, contains "forward-looking information" and "forward-looking statements" (collectively, "forward-looking statements") within the meaning of the applicable Canadian securities legislation. All statements, other than statements of historical fact, are forward-looking statements and are based on expectations, estimates and projections as at the date of this MD&A. Any statement that involves discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions, future events or performance (often but not always using phrases such as "expects", or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans", "budget", "scheduled", "forecasts", "estimates", "believes" or "intends" or variations of such words and phrases or stating that certain actions, events or results "may" or "could", "would", "might" or "will" be taken to occur or be achieved) are not statements of historical fact and may be forward-looking statements. In this MD&A, forward-looking statements relate, among other things, to the anticipated exploration activities of the Company on the Contact Gold Properties, and the timing and settlement of the Company's current obligations.

These forward-looking statements are based on reasonable assumptions and estimates of management of the Company at the time such statements were made. Actual future results may differ materially as forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to materially differ from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors, among other things, include: impacts arising from the global disruption caused by the Covid-19 coronavirus outbreak, fluctuations in general macroeconomic conditions; fluctuations in securities markets; fluctuations in spot and forward prices of gold, silver, base metals or certain other commodities; fluctuations in currency markets (such as the Canadian dollar to United States dollar exchange rate); change in national and local government, legislation, taxation, controls, regulations and political or economic developments; risks and hazards associated with the business of mineral exploration, development and mining (including environmental hazards, industrial accidents, unusual or unexpected formations pressures, cave-ins and flooding); inability to obtain adequate insurance to cover risks and hazards; the presence of laws and regulations that may impose restrictions on mining; employee relations; relationships with and claims by local communities and indigenous populations; availability of increasing costs associated with mining inputs and labour; the speculative nature of mineral exploration and development (including the risks of obtaining necessary licenses, permits and approvals from government authorities); and title to properties. Although the forward-looking statements contained in this news release are based upon what management of the Company believes, or believed at the time, to be reasonable assumptions, the Company cannot assure shareholders that actual results will be consistent with such forward-looking statements, as there may be other factors that cause results not to be as anticipated, estimated or intended. Readers should not place undue reliance on the forward-looking statements and information contained in this news release. The Company assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein. Neither the TSXV nor its Regulation Services Provider (as that term is defined in the policies of the TSXV) accepts responsibility for the adequacy of the MD&A. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.